Term Sheet To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 208-A-I dated March 29, 2011	Term Sheet to Product Supplement No. 208-A-I Registration Statement No. 333-155535 Dated March 29, 2011; Rule 433

Structured Investments	$ Capped Daily Observation Knock-Out Notes Linked to a Basket of 12 Reference Stocks due April 18, 2012

General

  The notes are designed for investors who seek to participate in the appreciation of an equally weighted basket of 12 Reference Stocks, up to the Maximum Return of at least 20.00% at maturity and who anticipate that the Basket Closing Level will not be less than the Starting Basket Level by more than 25.57% on any day during the Monitoring Period. Investors should be willing to forgo interest and dividend payments and, if the Basket Closing Level is less than the Starting Basket Level by more than 25.57% on any day during the Monitoring Period, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing April 18, 2012†
  Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
  The notes are expected to price on or about April 1, 2011 and are expected to settle on or about April 6, 2011.

Key Terms

Basket:

The Basket consists of 12 common stocks (each, a “Reference Stock” and collectively, the “Reference Stocks”). The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which it is listed, the Stock Weighting and Initial Share Price of each Reference Stock are set forth under “The Basket” on page TS-1 of this term sheet.

Knock-Out Event:	A Knock-Out Event occurs if, on any day during the Monitoring Period, the Basket Closing Level is less than the Starting Basket Level by more than the Knock-Out Buffer Amount.
Knock-Out Buffer Amount:	25.57%
Payment at Maturity:

If a Knock-Out Event has occurred, you will receive a cash payment at maturity that will reflect the performance of the Basket, subject to the Maximum Return. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Basket Return), subject to the Maximum Return
If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Ending Basket Level is less than the Starting Basket Level.

If a Knock-Out Event has not occurred, you will receive a cash payment at maturity that will reflect the performance of the Basket, subject to the Contingent Minimum Return and the Maximum Return. If a Knock-Out Event has not occurred, your payment at maturity per $1,000 principal amount note will equal $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Contingent Minimum Return and (ii) the Basket Return, subject to the Maximum Return. For additional clarification, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?” in this term sheet.

Maximum Return:

At least 20.00%. The actual Maximum Return and the actual maximum payment at maturity will be set on the pricing date and will not be less than 20.00% and $1,200 per $1,000 principal amount note, respectively.

Contingent Minimum Return:	At least 0.00%. The actual Contingent Minimum Return will be determined on the pricing date and will not be less than 0.00%.
Monitoring Period:	The period from and excluding the pricing date to and including the Observation Date
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date
Ending Basket Level:	The Basket Closing Level on the Observation Date
Basket Closing Level:	The Basket Closing Level, on any trading day, will be calculated as follows: 100 × [1 + sum of (Share Return of each Reference Stock × 1 D12)]
Share Return:	Final Share Price – Initial Share Price Initial Share Price
Initial Share Price:	With respect to a Reference Stock, the closing price of one share of such Reference Stock on the pricing date, divided by the applicable Stock Adjustment Factor
Final Share Price:	With respect to a Reference Stock, on any trading day or the Observation Date, the closing price of one share of such Reference Stock on such trading day or the Observation, as applicable
Stock Adjustment Factor:

With respect to a Reference Stock, set initially at 1.0 on the pricing date and subject to adjustment under certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 208-A-I for further information.

Observation Date:	April 13, 2012†
Maturity Date:	April 18, 2012†
CUSIP:	48125XKX3
†

Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Valuation Date” in the accompanying product supplement no. 208-A-I

Investing in the Capped Daily Observation Knock-Out Notes involves a number of risks. See “Risk Factors” beginning on page PS-6 of the accompanying product supplement no. 208-A-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)

The price to the public includes the cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds” beginning on page PS-[16] of the accompanying product supplement no. 208-A-I.

(2)	Please see “Supplemental Plan of Distribution” in this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 29, 2011

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 208-A-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 208-A-I dated March 29, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 208-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 208-A-I dated March 29, 2011:
  http://www.sec.gov/Archives/edgar/data/19617/000089109211001982/e42833_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

The Basket

The issuers of the Reference Stocks and the Bloomberg ticker symbol, the relevant exchange on which each Reference Stock is listed and the Stock Weighting of each Reference Stock are set forth below:

Ticker Symbol	Reference Stock Issuer	Relevant Exchange	Stock Weighting	Initial Share Price*

ACI	Arch Coal, Inc.	NYSE (New York Stock Exchange)	1/12
BHI	Baker Hughes Incorporated	NYSE	1/12
CHK	Chesapeake Energy Corporation	NYSE	1/12
CNX	CONSOL Energy Inc.	NYSE	1/12
COP	ConocoPhillips	NYSE	1/12
CVE	Cenovus Energy Inc.	NYSE	1/12
HAL	Halliburton Company	NYSE	1/12
NE	Noble Corporation	NYSE	1/12
RRC	Range Resources Company	NYSE	1/12
SWN	Southwestern Energy Company	NYSE	1/12
TCK	Teck Resources Limited	NYSE	1/12
XOM	Exxon Mobil Corporation	NYSE	1/12

*The Initial Share Price of each Reference Stock will be determined on the pricing date.

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to the Common Stock of Apple Inc.	TS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Basket?

The following table illustrates the hypothetical total return at maturity on the notes. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume a Contingent Minimum Return of 0.00% and a Maximum Return of 20.00% and reflect the Knock-Out Buffer Amount of 25.57%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Total Return
Ending Basket Level	Basket Return	Knock-Out Event Has Not Occurred(1)	Knock-Out Event Has Occurred(2)

190.00	90.00%	20.00%	20.00%
180.00	80.00%	20.00%	20.00%
170.00	70.00%	20.00%	20.00%
160.00	60.00%	20.00%	20.00%
150.00	50.00%	20.00%	20.00%
140.00	40.00%	20.00%	20.00%
130.00	30.00%	20.00%	20.00%
125.00	25.00%	20.00%	20.00%
120.00	20.00%	20.00%	20.00%
115.00	15.00%	15.00%	15.00%
110.00	10.00%	10.00%	10.00%
105.00	5.00%	5.00%	5.00%
102.50	2.50%	2.50%	2.50%
101.00	1.00%	1.00%	1.00%
100.00	0.00%	0.00%	0.00%
95.00	-5.00%	0.00%	-5.00%
90.00	-10.00%	0.00%	-10.00%
85.00	-15.00%	0.00%	-15.00%
74.43	-25.57%	0.00%	-25.57%
74.42	-25.58%	N/A	-25.58%
70.00	-30.00%	N/A	-30.00%
60.00	-40.00%	N/A	-40.00%
50.00	-50.00%	N/A	-50.00%
40.00	-60.00%	N/A	-60.00%
30.00	-70.00%	N/A	-70.00%
20.00	-80.00%	N/A	-80.00%
10.00	-90.00%	N/A	-90.00%
0.00	-100.00%	N/A	-100.00%

(1) The Basket Closing Level is not less than the Starting Basket Level by more than 25.57% on any day during the Monitoring Period.

(2) The Basket Closing Level is less than the Starting Basket Level by more than 25.57% on at least one day during the Monitoring Period.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 95. Because a Knock-Out Event has not occurred and the Basket Return of -5% is less than the hypothetical Contingent Minimum Return of 0.00%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: A Knock-Out Event has not occurred, and the level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 115. Because a Knock-Out Event has not occurred and the Basket Return of 15% is greater than the hypothetical Contingent Minimum Return of 0.00% but less than the hypothetical Maximum Return of 20.00%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 15%) = $1,150

Example 3: A Knock-Out Event has occurred, and the level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 90. Because a Knock-Out Event has occurred and the Basket Return is -10%, the investor receives a payment at maturity of $900 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -10%) = $900

Example 4: A Knock-Out Event has occurred, and the level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 115. Because a Knock-Out Event has occurred and the Basket Return of 15% is less than the hypothetical Maximum Return of 20.00%, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 15%) = $1,150

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to a Basket of 12 Reference Stocks	TS-2

Example 5: The level of the Basket increases from the Starting Basket Level of 100 to a Ending Basket Level of 150. Because the Basket Return of 50% is greater than the hypothetical Maximum Return of 20.00%, regardless of whether a Knock-Out Event has occurred, the investor receives a payment at maturity of $1,200 per $1,000 principal amount note, the hypothetical maximum payment on the notes.

Selected Purchase Considerations

  CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to participate in the appreciation of the Basket, up to the Maximum Return of at least 20.00% at maturity. If a Knock-Out Event has not occurred, in addition to the principal amount, you will receive at maturity at least the Contingent Minimum Return of not less than 0.00% on the notes, or a minimum payment at maturity of at least $1,000 for every $1,000 principal amount note. Even if a Knock-Out Event has occurred, if the Ending Basket Level is greater than the Starting Basket Level, in addition to the principal amount, you will receive at maturity a return on the notes equal to the Basket Return, subject to the Maximum Return of at least 20.00%. The maximum payment at maturity is at least $1,200 per $1,000 principal amount note, regardless of whether a Knock-Out Event has occurred. The actual Contingent Minimum Return and Maximum Return will be set on the pricing date and will not be less than 0.00% and 20.00%, respectively. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  RETURN LINKED TO AN EQUALLY WEIGHTED BASKET OF 12 REFERENCE STOCKS — The return on the notes is linked to the performance of an equally weighted Basket that consists of 12 Reference Stocks. These Reference Stocks are the common stocks of Arch Coal, Inc., Baker Hughes Incorporated, Chesapeake Energy Corporation, CONSOL Energy Inc., ConocoPhillips, Cenovus Energy Inc., Halliburton Company, Noble Corporation, Range Resources Company, Southwestern Energy Company, Teck Resources Limited and Exxon Mobil Corporation.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 208-A-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell LLP, it is reasonable to treat the notes as “open transactions” for U.S. federal income tax purposes. Assuming this characterization is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. In addition, based on certain factual assumptions and representations received from us, our special tax counsel is of the opinion that withholding under Sections 897 and 1445 of the Code and the regulations thereunder (collectively, “FIRPTA”) should not be imposed on proceeds paid to Non-U.S. Holders, although it is possible that we may decide (or the IRS could argue) that we are required to do so. However, under a different set of rules, Non-U.S. Holders may in any event be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements.

  The discussion in the preceding paragraph, when read in combination with the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket or any of the Reference Stocks. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 208-A-I dated March 29, 2011.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Basket Return is positive or negative. If the Basket Closing Level is less than the Starting Basket Level by more than the Knock-Out Buffer Amount of 25.57% on any day during the Monitoring Period, a Knock-Out Event has occurred, and the protection provided by the Knock-Out Buffer Amount of 25.57% will terminate. Under these circumstances, you could lose some or all of your principal.

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to a Basket of 12 Reference Stocks	TS-3

  YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Ending Basket Level is greater than the Starting Basket Level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional return that will not exceed a predetermined percentage of the principal amount, regardless of the appreciation in the Basket, which may be significant. We refer to this predetermined percentage as the Maximum Return, which will be set on the pricing date and will not be less than 20.00%.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.
  We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, such Reference Stock issuers or providing advisory services to such Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stocks. As a prospective purchaser of the notes, you should undertake an independent investigation of the applicable Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  YOUR PROTECTION MAY TERMINATE ON ANY DAY DURING THE MONITORING PERIOD — If the Basket Closing Level on any day during the Monitoring Period is less than the Starting Basket Level by more than the Knock-Out Buffer Amount of 25.57%, you will at maturity be fully exposed to any depreciation in the Basket. We refer to this feature as a contingent buffer. Under these circumstances, if the Ending Basket Level is less than the Starting Basket Level, you will lose 1% of the principal amount of your investment for every 1% that the Ending Basket Level is less than the Starting Basket Level. You will be subject to this potential loss of principal even if the Basket subsequently increases such that the Basket Closing Level is less than the Starting Level by not more than the Knock-Out Buffer Amount of 25.57%, or is equal to or greater than the Starting Basket Level. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes plus the Contingent Minimum Return at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — The notes are linked to an equally weighted Basket consisting of 12 Reference Stocks. Price movements and performances in the Reference Stocks may or may not be correlated with each other. At a time when the value of one or more of the Reference Stocks increases, the value of the other Reference Stocks may not increase as much or may even decline. Therefore, in calculating the Ending Basket Level, increases in the value of one or more of the Reference Stocks may be moderated, or more than offset, by the lesser increases or declines in the level of the other Reference Stocks. There can be no assurance that the Ending Basket Level will be higher than the Starting Basket Level. You may lose some or all of your investment in the notes if a Knock-Out Event occurs and the Ending Basket Level is less than the Starting Basket Level.
  THE REFERENCE STOCKS ARE CONCENTRATED IN THE ENERGY INDUSTRY — Each of the Reference Stocks has been issued by companies whose business is associated with the energy industry. Because the value of the notes is determined by the performance of each of the Reference Stocks, an investment in these notes will be concentrated in this industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers. In addition, the energy industry is significantly affected by a number of factors that influence worldwide economic conditions and energy prices, such as natural disasters, supply disruptions, geopolitical events and other factors that may either offset or magnify each other, including:
    employment levels and job growth;
    worldwide and domestic supplies of, and demand for, crude oil, natural gas, natural gas liquids and refined products;

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to a Basket of 12 Reference Stocks	TS-4

    the cost of exploring for, developing, producing, refining and marketing crude oil, natural gas, natural gas liquids and refined products;
    consumer confidence;
    changes in weather patterns and climatic changes;
    the ability of the members of Organization of Petroleum Exporting Countries and other producing nations to agree to and maintain production levels;
    the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or further acts of terrorism in the United States, or elsewhere;
    the price and availability of alternative and competing fuels;
    domestic and foreign governmental regulations and taxes; and
    general economic conditions worldwide.
  These or other factors or the absence of such factors could cause a downturn in the energy industry generally or regionally and could cause the value of some or all of the Reference Stocks to decline during the term of the notes.
  NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in any of the Reference Stocks, such as voting rights or dividend payments. In addition, the issuers of the Reference Stocks will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the relevant Reference Stocks and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the issuers of the Reference Stocks. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this term sheet. You should undertake your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in the notes linked, in part, to the common shares of Cenovus Energy Inc. (which we refer to as “Cenovus”), which are issued by a Canadian issuer, the Class B subordinate voting shares of Teck Resources Limited (which we refer to as “Teck”), which are issued by a Canadian issuer, and the shares of Nobel Corporation (which we refer to as “Nobel”), which are issued by a Swiss issuer, involves risks associated with Canada and Switzerland. The common shares of Cenovus (which we refer to as the common stock of Cenovus) are quoted and traded in U.S. dollars on the New York Stock Exchange and may trade differently from the common stock of Cenovus quoted and traded in Canadian dollars on the Toronto Stock Exchange, and the Class B subordinate voting shares of Teck (which we refer to as the common stock of Teck) are quoted and traded in U.S. dollars on the New York Stock Exchange and may trade differently from the common stock of Teck quoted and traded in Canadian dollars on the Toronto Stock Exchange. Non-U.S. companies, such as those in Canada and Switzerland, are generally subject to accounting, auditing and financial reporting standards and requirements, and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home countries of the issuers of the non-U.S. equity securities (i.e., Canada and Switzerland), including changes in such countries’ government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economy of such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.
  THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the common stock of Cenovus and Teck are quoted and traded in U.S. dollars on the New York Stock Exchange and in Canadian dollars on the Toronto Stock Exchange, fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar will likely affect the relative value of the common stock of Cenovus and Teck in the two different currencies and, as a result, will likely affect the market price of the common stock of Cenovus and Teck trading on the New York Stock Exchange. These trading differences and currency exchange rates may affected whether the closing prices of the common stock of Cenovus and Teck and, accordingly, the market value of the notes. The Canadian dollar has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rates between the Canadian dollar and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rates between the Canadian dollar and the U.S. dollar are the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in Canada and the United States, including economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Canada and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Canada and the United States and other jurisdictions important to international trade and finance.
  NO INTEREST PAYMENTS — As a holder of the notes, you will not receive any interest payments.
  RISK OF KNOCK-OUT EVENT OCCURRING IS GREATER IF THE CLOSING PRICES OF THE REFERENCE STOCKS ARE VOLATILE — The likelihood that the Basket Closing Level will be less than the Starting Basket Level by more than the Knock-Out Buffer Amount of 25.57% on any day during the Monitoring Period, thereby triggering a Knock-Out Event, will depend in large part on the volatility of the closing prices of the Reference Stocks — the frequency and magnitude of changes in the closing prices of the Reference Stocks.

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  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect our payment to you at maturity.
  THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCKS IS LIMITED — The calculation agent will make adjustments to the Stock Adjustment Factor for each Reference Stock for certain corporate events affecting the Reference Stocks. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stocks. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the Basket Closing Level on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility in the closing prices of the Reference Stocks;
    the time to maturity of the notes;
    whether a Knock-Out Event has occurred;
    the dividend rate on the Reference Stocks;
    the occurrence of certain events affecting the issuer of the Reference Stocks that may or may not require an adjustment to the applicable Stock Adjustment Factor, including a merger or acquisition;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory and judicial events; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to a Basket of 12 Reference Stocks	TS-6

The Reference Stock

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-17 of the accompanying product supplement no. 208-A-I for more information.

Historical Information Regarding the Reference Stock and the Basket

The graphs contained in this term sheet set forth the historical performance of the Reference Stocks from January 6, 2006 through March 25, 2011 (except will respect to Cenovus Energy Inc. from December 11, 2009 through March 25, 2011, and with respect to Teck Resources Limited, from June 30, 2006 through March 25, 2011) as well as the Basket as a whole based on the weekly closing prices (in U.S. dollars) of the Reference Stocks from December 11, 2009 through March 25, 2011. The graph of the historical Basket performance assumes the Basket Closing Level on December 11, 2009 was 100 and the Stock Weightings were as specified under “The Basket” in this term sheet. We obtained the closing prices and other market information in this term sheet from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of each Reference Stock, the price of such Reference Stock has experienced significant fluctuations. The historical performance of each Reference Stock and the historical performance of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of each Reference Stock or the levels of the Basket during the term of the notes. We cannot give you assurance that the performance of each Reference Stock will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that each Reference Stock issuer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on each Reference Stock.

Arch Coal, Inc. (“Arch Coal”)

According to its publicly available filings with the SEC, Arch Coal is a coal producer in the United States. The common stock of Arch Coal, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Arch Coal in the accompanying product supplement no. 208-A-I. Arch Coal’s SEC file number is 001-13105.

Historical Information Regarding the Common Stock of Arch Coal

The following graph sets forth the historical performance of the common stock of Arch Coal based on the weekly closing price (in U.S. dollars) of the common stock of Arch Coal from January 6, 2006 through March 25, 2011. The closing price of the common stock of Arch Coal on March 28, 2011 was $34.86.

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to a Basket of 12 Reference Stocks	TS-7

Baker Hughes Incorporated (“Baker Hughes”)

According to its publicly available filings with the SEC, Baker Hughes is engaged in the oilfield services industry. The common stock of Baker Hughes, par value $1.00 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Baker Hughes in the accompanying product supplement no. 208-A-I. Baker Hughes’ SEC file number is 001-09397.

Historical Information Regarding the Common Stock of Baker Hughes

The following graph sets forth the historical performance of the common stock of Baker Hughes based on the weekly closing price (in U.S. dollars) of the common stock of Baker Hughes from January 6, 2006 through March 25, 2011. The closing price of the common stock of Baker Hughes on March 28, 2011 was $73.76.

Chesapeake Energy Corporation (“Chesapeake”)

According to its publicly available filings with the SEC, Chesapeake is a producer of natural gas, oil and natural gas liquids in the United States. The common stock of Chesapeake, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Chesapeake in the accompanying product supplement no. 208-A-I. Chesapeake’s SEC file number is 001-13726.

Historical Information Regarding the Common Stock of Chesapeake

The following graph sets forth the historical performance of the common stock of Chesapeake based on the weekly closing price (in U.S. dollars) of the common stock of Chesapeake from January 6, 2006 through March 25, 2011. The closing price of the common stock of Chesapeake on March 28, 2011 was $33.06.

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to a Basket of 12 Reference Stocks	TS-8

CONSOL Energy Inc. (“CONSOL”)

According to its publicly available filings with the SEC, CONSOL is a multi-fuel energy producer and energy services provider primarily serving the electric power generation industry in the United States. The common stock of CONSOL, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of CONSOL in the accompanying product supplement no. 208-A-I. CONSOL’s SEC file number is 001-14901.

Historical Information Regarding the Common Stock of CONSOL

The following graph sets forth the historical performance of the common stock of CONSOL based on the weekly closing price (in U.S. dollars) of the common stock of CONSOL from January 6, 2006 through March 25, 2011. The closing price of the common stock of CONSOL on March 28, 2011 was $53.21.

ConocoPhillips (“ConocoPhillips”)

According to its publicly available filings with the SEC, ConocoPhillips is an international, integrated energy company. The common stock of ConocoPhillips, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of ConocoPhillips in the accompanying product supplement no. 208-A-I. ConocoPhillips’ SEC file number is 001-32395.

Historical Information Regarding the Common Stock of ConocoPhillips

The following graph sets forth the historical performance of the common stock of ConocoPhillips based on the weekly closing price (in U.S. dollars) of the common stock of ConocoPhillips from January 6, 2006 through March 25, 2011. The closing price of the common stock of ConocoPhillips on March 28, 2011 was $79.57.

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to a Basket of 12 Reference Stocks	TS-9

Cenovus Energy Inc. (“Cenovus”)

According to its publicly available filings with the SEC, Cenovus, a Canadian company, is an oil company whose operations include oil sands properties and established crude oil and natural gas production. Cenovus has ownership interests in two refineries in Illinois and Texas in the United States. The common shares of Cenovus, no par value, which we refer to as the “common stock of Cenovus,” are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Cenovus in the accompanying product supplement no. 208-A-I. Cenovus’ SEC file number is 001-34513.

Historical Information Regarding the Common Stock of Cenovus

The following graph sets forth the historical performance of the common stock of Cenovus based on the weekly closing price (in U.S. dollars) of the common stock of Cenovus from December 11, 2009 through March 25, 2011. The closing price of the common stock of Cenovus on March 28, 2011 was $38.33. The common stock of Cenovus commenced trading on the New York Stock Exchange on December 9, 2009.

Halliburton Company (“Halliburton”)

According to its publicly available filings with the SEC, Halliburton provides various services and products to customers in the energy industry related to the exploration, development, and production of oil and natural gas. The common stock of Halliburton, par value $2.50 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Halliburton in the accompanying product supplement no. 208-A-I. Halliburton’s SEC file number is 001-03492.

Historical Information Regarding the Common Stock of Halliburton

The following graph sets forth the historical performance of the common stock of Halliburton based on the weekly closing price (in U.S. dollars) of the common stock of Halliburton from January 6, 2006 through March 25, 2011. The closing price of the common stock of Halliburton on March 28, 2011 was $47.90.

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to a Basket of 12 Reference Stocks	TS-10

Noble Corporation (“Noble”)

According to its publicly available filings with the SEC, Noble, a Swiss company, is an offshore drilling contractor for the oil and gas industry. The common shares of Noble, par value CHF 3.80 per share, which we refer to as the “common stock of Noble,” are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Noble in the accompanying product supplement no. 208-A-I. Noble’s SEC file number is 000-53604.

Historical Information Regarding the Common Stock of Noble

The following graph sets forth the historical performance of the common stock of Noble based on the weekly closing price (in U.S. dollars) of the common stock of Noble from January 6, 2006 through March 25, 2011. The closing price of the common stock of Noble on March 28, 2011 was $44.77.

Range Resources Company (“Range”)

According to its publicly available filings with the SEC, Range is an independent natural gas company, engaged in the exploration, development and acquisition of primarily natural gas properties, mostly in the Appalachian and Southwestern regions of the United States. The common stock of Range, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Range in the accompanying product supplement no. 208-A-I. Range’s SEC file number is 001-12209.

Historical Information Regarding the Common Stock of Range

The following graph sets forth the historical performance of the common stock of Range based on the weekly closing price (in U.S. dollars) of the common stock of Range from January 6, 2006 through March 25, 2011. The closing price of the common stock of Range on March 28, 2011 was $55.08.

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to a Basket of 12 Reference Stocks	TS-11

Southwestern Energy Company (“Southwestern Energy”)

According to its publicly available filings with the SEC, Southwestern Energy is an independent energy company engaged in natural gas and crude oil exploration, development and production. The common stock of Southwestern Energy, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Southwestern Energy in the accompanying product supplement no. 208-A-I. Southwestern Energy’s SEC file number is 001-08246.

Historical Information Regarding the Common Stock of Southwestern Energy

The following graph sets forth the historical performance of the common stock of Southwestern Energy based on the weekly closing price (in U.S. dollars) of the common stock of Southwestern Energy from January 6, 2006 through March 25, 2011. The closing price of the common stock of Southwestern Energy on March 28, 2011 was $42.55.

Teck Resources Limited (“Teck”)

According to its publicly available filings with the SEC, Teck, a Canadian company, is engaged in exploring for, developing and producing natural resources, with activities organized into business units focused on copper, coal, zinc and energy. The Class B subordinate voting shares of Teck, no par value, which we refer to as the “common stock of Teck,” are listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Teck in the accompanying product supplement no. 208-A-I. Teck’s SEC file number is 001-13184.

Historical Information Regarding the Common Stock of Teck

The following graph sets forth the historical performance of the common stock of Teck based on the weekly closing price (in U.S. dollars) of the common stock of Teck from June 30, 2006 through March 25, 2011. The closing price of the common stock of Teck on March 28, 2011 was $52.74. The common stock of Teck commenced trading on the New York Stock Exchange on June 29, 2006.

JPMorgan Structured Investments — Capped Daily Observation Knock-Out Notes Linked to a Basket of 12 Reference Stocks	TS-12

Exxon Mobil Corporation (“ExxonMobil”)

According to its publicly available filings with the SEC, ExxonMobil’s principal business is energy, involving exploration for, and production of, crude oil and natural gas, manufacture of petroleum products and transportation and sale of crude oil natural gas and petroleum products. The common stock of ExxonMobil, no par value, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of ExxonMobil in the accompanying product supplement no. 208-A-I. ExxonMobil’s SEC file number is 001-02256.

Historical Information Regarding the Common Stock of ExxonMobil

The following graph sets forth the historical performance of the common stock of ExxonMobil based on the weekly closing price (in U.S. dollars) of the common stock of ExxonMobil from January 6, 2006 through March 25, 2011. The closing price of the common stock of ExxonMobil on March 28, 2011 was $83.47.

Historical Information Regarding the Basket

The following graph sets forth the historical performance of the Basket based on the weekly Basket Closing Level from December 11, 2009 through March 25, 2011. The following graph assumes the Basket Closing Level on December 11, 2009 was 100 and the Stock Weightings were as specified under “The Basket” in this term sheet.

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-34 of the accompanying product supplement no. 208-A-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. In no event will the total amount of these fees exceed $10.00 per $1,000 principal amount note.

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